Exhibit 99.1
Natural Resource Partners L.P.
Closes Transaction with
The Cline Group
HOUSTON, January 4, 2007 — Natural Resource Partners L.P. (NYSE:NRP and NYSE:NSP), announced today that it has closed its previously announced transaction with Adena Minerals, LLC, an affiliate of The Cline Group. The transaction includes the purchase of coal reserves, transportation assets and a right to acquire up to 3 billion additional tons of coal reserves and related infrastructure. NRP issued 3,913,080 common units and 541,956 newly issued Class B units. In addition, the general partner of Natural Resource Partners issued Adena Minerals a 22% interest in the general partner and in the outstanding incentive distribution rights. Following the issuance of the new units, NRP has 29,795,568 units outstanding, including 23,576,795 common units traded under the symbol “NRP” on the NYSE, 5,676,817 subordinated units traded under the symbol “NSP” on the NYSE and 541,956 Class B units that are not publicly traded.
Simultaneous with the closing of this transaction, Natural Resource Partners signed a definitive agreement to purchase the reserves and transportation infrastructure at Cline’s Gatling Ohio complex. This transaction will close upon commencement of coal production, which is currently expected to occur in 2008. At the time of closing, NRP will issue Adena 2,280,000 additional units, and the general partner of NRP will issue Adena an additional 9% interest in the general partner and the outstanding incentive distribution rights.
In conjunction with the transaction, J. Matthew Fifield has joined the board of directors of GP Natural Resource Partners LLC as one of two directors to be named by Adena Minerals. Mr. Fifield, 32, is a Managing Director of Adena Minerals, LLC. Mr. Fifield joined The Cline Group in 2005, where he concentrates on business development and transportation infrastructure. Prior to joining The Cline Group, Mr. Fifield worked at Resource Capital Funds, a private equity firm focused on investments in the global mining sector. Mr. Fifield also previously worked at UBS where he covered heavy equipment manufacturers and provided corporate finance advisory services to the mining sector. An additional independent director will be named by Adena Minerals at a later date.

NRP Closes Transaction with The Cline Group	Page 2 of 2
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operation’s headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the estimated reserves associated with the right to purchase. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
07-02
-end-